Exhibit 10.04

OGE ENERGY CORP.

RESTORATION OF RETIREMENT INCOME PLAN

(As Amended and Restated Effective as of January 1, 2005)

1.	Purposes of the Plan

The OGE Energy Corp. Restoration of Retirement Income Plan (the “Plan”) was established to provide for the payment of certain pension and pension-related benefits to certain participants in the OGE Energy Corp. Retirement Plan (formerly known as the Oklahoma Gas and Electric Company Employees’ Retirement Plan and which, as it may be amended from time to time, is hereinafter referred to as the “Retirement Plan”) whose benefits under the Retirement Plan are restricted by the limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”), so that the total pension and pension-related benefits of such participants can be determined on the same basis as is applicable to all other participants in the Retirement Plan. The Plan is hereby amended and restated by OGE Energy Corp. (the “Company”), the Plan sponsor, effective as of January 1, 2005, as hereinafter set forth.

2.	Definitions

When used in the Plan and initially capitalized, the following words and phrases shall have the meanings indicated:

“Affiliate” shall mean any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as an Employer within the meaning of Code Section 414(b) or (c); provided, however, that for purposes only of the term “Affiliate” when used in the definition of “Separation from Service” below, in applying Code Section 1563(a)(1), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Reg. § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Reg. § 1.414(c)-2.

“Compensation” shall mean, during an applicable period, the Participant’s Compensation under the Retirement Plan, except that (i) such Compensation shall not be limited by Code Section 401(a)(17) as in effect during such applicable period, (ii) such Compensation shall include amounts, if any, that would otherwise have been included in Compensation under the Retirement Plan but for the fact they were deferred by the Participant for the calendar year in question under the OGE Energy Corp. Deferred Compensation Plan, as it may be amended from time to time (the Deferred Compensation Plan”), and (iii) Compensation under this Plan shall include bonuses includable in Compensation under the Retirement Plan that are payable pursuant to the OGE Energy Corp. Annual Incentive Plan, as it may be amended from time to time. Such bonuses shall be included as Compensation for purposes of the Plan in the year in which the bonuses are actually declared and paid to Participants.

“Employer” shall mean the Company or other employer that has adopted the Plan as provided in Section 16.

“Grandfathered Benefit” shall mean the portion of the benefit to which a Participant is entitled under the Plan on Separation from Service, determined on an actuarial equivalent basis, equal to the present value as of December 31, 2004 of the amount to which the Participant would have been entitled under the Plan if he had voluntarily terminated services without cause on December 31, 2004 and received a payment of benefits available from the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following the termination of service and received the benefits in the form with the maximum value, as such present value may be increased to the determination date (using the same interest rate used to calculate the present value of the benefit at December 31, 2004) to reflect, due solely to the passage of time, the shortening of the discount period before future payments are made, and, if applicable, the Participant’s survivorship. Present value shall be determined using the actuarial assumptions used under the Plan.

“Post-2004 Accruals” shall mean the portion of the benefit to which the Participant is entitled under the Plan on Separation from Service that exceeds the Participant’s Grandfathered Benefit, if any.

“Separation from Service” means in respect of a Participant, any termination of employment with the Participant’s Employer and its Affiliates due to retirement, death, or other reason; provided, however, that in respect of a Participant’s Post-2004 Accruals, no Separation from Service for reasons other than death shall be deemed to occur for purposes of the Plan while the Participant is on military leave, sick leave, or other bona fide leave of absence that does not exceed six months or, if longer, the period during which the Participant’s right to reemployment with the Employer or its Affiliates is provided either under applicable statute or by contract; and provided further that, if the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, a Separation from Service will be deemed to have occurred on the first day following such six-month period. Whether or when a Separation from Service has occurred for purposes of the Plan in respect of a Participant’s Post-2004 Accruals shall be determined based on the meaning of “separation from service” under Code Section 409A and the regulations promulgated thereunder and, accordingly, shall be based on whether the facts and circumstances indicate that the Employer and its Affiliates and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to Employer and its Affiliates if the Participant has been providing services to the Employer and its Affiliates less than 36 months). A Participant shall be presumed for this purpose to have a Separation from Service where the level of bona fide services decreases to a level equal to 20% or less of such average level of services.

“Specified Employee” means, during the 12-month period beginning on April 1st of 2005 or of any subsequent calendar year, an employee of a Participant’s Employer or its Affiliates who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and without regard to Code Section 416(i)(5)) for being a “key employee” at any time during the 12-month period ending on the December 31st immediately preceding such April 1st. Notwithstanding the foregoing, a Participant who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for purposes of the Plan unless, as of the date of the Participant’s Separation from Service, stock of the such Employer or an Affiliate thereof is publicly traded on an established securities market or otherwise.

Other terms are defined elsewhere in this Plan, and, if necessary, reference should be made to the Retirement Plan for the meaning of any capitalized terms not herein defined unless otherwise stated or implied by the context hereof.

3.	Administration

This Plan shall be administered by a committee (the “Benefits Committee”) which shall consist of at least five (5) members and not more than nine (9) members appointed by the Benefits Oversight Committee of the Company. Members of the Benefits Oversight Committee may also serve as members of the Benefits Committee. The Benefits Oversight Committee will designate one member of the Benefits Committee as Chairman. The Benefits Committee will appoint a Secretary who does not have to be a member of the Benefits Committee. The Benefits Committee members may resign by written notice to, or may be removed by, the Benefits Oversight Committee, which shall appoint a successor to fill any vacancy on the Benefits Committee so as to maintain at least five (5) members. This Plan shall be administered as an unfunded plan which is not intended to meet the qualification requirements of Section 401(a) of the Code. The Benefits Committee shall have the full, discretionary and exclusive power and authority to interpret, construe and administer this Plan, and the Benefits Committee’s interpretations and construction thereof, and actions thereunder, including the determination of the amount or recipient of the payments to be made therefrom or other questions of fact thereunder, shall be binding and conclusive on all persons for all purposes. The Benefits Committeeshall be the “administrator” under the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

4.	Eligibility

Participants in the Retirement Plan whose pension or pension-related benefits under the Retirement Plan are limited by (i) the provisions thereof relating to the maximum benefit limitations of Section 415 of the Code (the

“415 Limit”), (ii) the limitation on includible Compensation under the Code 401(a)(17), as in effect on and after January 1, 1989, and as adjusted and/or amended from time to time (the “401(a)(17) Limit”), or (iii) by reason of deferrals under the Deferred Compensation Plan, shall be eligible for benefits under this Plan and are referred to herein individually as a “Participant” and collectively as the “Participants”. In no event shall a participant who is not entitled to benefits under the Retirement Plan be a Participant in, or eligible for a benefit under, this Plan.

5.	Amount of Benefit

The benefits payable to a Participant or his beneficiary or beneficiaries under this Plan shall be equal to the excess, if any, of:

(a)      the benefits which would have been paid on or after July 14, 1987, to such Participant, or on his behalf to his beneficiary or beneficiaries, under the Retirement Plan, if the provisions of the Retirement Plan were administered (i) using the definition of Compensation contained in Section 2 of the Plan and (ii) without regard to the 415 Limit or the 401(a)(17) Limit, over

(b)     the benefits which are payable to such Participant, or on his behalf to his beneficiary or beneficiaries, under the Retirement Plan.

                In no event, however, shall the benefit payable under the Plan to any Participant who was a Participant in the Plan immediately prior to the effective date of this amendment and restatement, or on his behalf to his beneficiary or beneficiaries, be less than the benefit to which such recipient would have been entitled under the Plan pursuant to the foregoing formula but using for purposes of item (a) thereof the amount determined in accordance with the provisions of item (a) of Section 5 of the Plan as in effect on the earlier of the date immediately prior to the effective date of this amendment and restatement or Participant’s termination of employment and as if the Participant had terminated his employment on such date.

Benefits payable under this Plan shall be computed in accordance with the foregoing and with the objective that such recipient should receive under this Plan and the Retirement Plan the total amount which would have been payable to that recipient solely under the Retirement Plan had the 415 Limit and the 401(a)(17) Limit not been applicable thereto and the Participant’s deferrals under the Deferred Compensation Plan were treated as compensation under the Retirement Plan. In the event that the maximum amount of retirement income limitation of Section 401(a)(l7) or Section 415 of the Code as set forth in the Retirement Plan is increased after the date of commencement or payment of the Participant’s retirement income under the Retirement Plan due to any cost-of-living adjustment announced by the Internal Revenue Service pursuant to the provisions of Section 401(a)(17) or Section 415(d) of the Code and if, as a result of such increase, the amount of retirement income or other benefit payable under the Retirement Plan is increased, the amount of the retirement income or other benefit payable to or on behalf of the Participant under the Plan will be correspondingly reduced. If, because the date that the amount of such cost-of-living adjustment announced by the Internal Revenue Service is after the effective date of such adjustment, or because of any other reason, the Participant or his beneficiary has received a increase in the amount of the benefit payable on his behalf under the Retirement Plan that causes the benefits that he receives under this Plan to be in excess of the amounts that are or were due under the Plan, the excess of the benefits that have actually been paid to or on behalf of the Participant under this Plan over the amounts that are due under this Plan shall be forfeited and must be refunded to the Company or the Participant’s Employer by the Participant or, if applicable, his beneficiary, in a manner suitable to the Benefits Committee.

6.	Payment of Benefits

Payment of benefits under this Plan shall be made as follows but only if the Participant is entitled to benefits under the Retirement Plan:

(a)      Payments of Grandfathered Benefits shall be made as of the first day of the month on or next following the Participant’s Separation from Service or as soon as practicable thereafter, and such payments shall be made, on an actuarial equivalent basis, in a lump sum.

(b)     Subject to Section 6(c) relating to payments to Specified Employees, payment of a Participant’s Post-2004 Accruals shall be made, on an actuarial equivalent basis, in a lump sum as of the first day of the month on or next following the Participant’s Separation from Service, or as soon as practicable hereafter but subject to Section 20.

(c)      Notwithstanding the provisions of Section 6(b), if a Participant is a Specified Employee at the time of his Separation from Service for reasons other than death and is to receive payment of his Post-2004 Accruals under this Section 6 before the date that is six months after the date of such Separation from Service, no payment of the Participant’s Post-2004 Accruals shall be made to or in respect of the Participant until the end of such six-month period (or until the Participant’s death, if earlier). Any such payment to which the Participant is otherwise entitled to receive during such six-month period shall instead be paid, on an actuarial equivalent basis, in a lump sum as of the first day of the seventh month following the date of Separation from Service or, in the event of the Participant’s earlier death, as provided in the Plan.

(d)     In the event a Participant incurs a Separation from Service after December 31, 2004 but on or prior to December 1, 2005, such Participant’s participation in the Plan shall thereupon terminate, and the benefits accrued to the date of the Separation from Service that are payable to the Participant or his beneficiary or beneficiaries as determined under Section 5 shall, notwithstanding Section 6(a), (b) or (c), be paid in a lump sum, on an actuarial equivalent basis, as soon as practicable after his Separation from Service but in no event later than December 31, 2005.

(e)      Notwithstanding the foregoing, the Benefits Committee may accelerate payments of Grandfathered Benefits in the event of changes in the tax laws or accounting principles adversely affecting the Plan and its effect on the Company, the Participants or their beneficiaries. Nothing contained herein shall enable the Benefits Committee to accelerate payments because of the financial condition of the Company as opposed to the adverse effect on the Company, the Participants or their beneficiaries arising out of the good and substantial reasons described herein. In addition, payment to a Participant under the Plan will be delayed, subject to the conditions of Code Section 409A and the regulations thereunder, where the Benefits Committee reasonably anticipates that if the payment was made as scheduled, the Company’s or other Employer’s deduction with respect to such payment otherwise would not be permitted due to the application of Section 162(m) of the Code, provided, however, that such delayed payment is made either (i) during the first calendar year in which the Benefits Committee reasonably anticipates, or should anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m) or (ii) during the period beginning with the Participant’s Separation from Service (or, if the Participant is a Specified Employee, beginning with the date that is six months after Separation from Service) and ending on the later of the last day of the calendar year in which such period begins or the 15th day of the third month following the Participant’s Separation from Service (or, if the Participant is a Specified Employee, the 15th day of the third month following the date that is six months after Separation from Service).

(f)      Amounts payable under the Plan shall be reduced to the extent of amounts required to be withheld by the Company or other Employer under Federal, state, or local law.

(g)     For purposes of the Plan, a Participant’s beneficiary or beneficiaries shall be the Participant’s Beneficiary for purposes of the corresponding benefit under the Retirement Plan.

7.	Participant’s Rights

A Participant or beneficiary who feels he is being denied any benefit or right provided under this Plan must file a written claim with the Benefits Committee. All such claims shall be submitted on a form provided by the Benefits Committee which shall be signed by the claimant and shall be considered filed on the date the claim is received by the Benefits Committee.

Upon the receipt of such a claim and in the event the claim is denied, the Benefits Committee shall, within 90 days after its receipt of such claim, provide such claimant a statement in writing, written in a manner calculated to be understood by the claimant, which shall be delivered or mailed to the claimant by certified or registered mail to his last known address, which statement shall contain the following:

(a)     the specific reason or reasons for the denial of benefits;

(b)     a specific reference to the pertinent provisions of this Plan or the Retirement Plan upon which the denial is based;

(c)      a description of any additional material or information which is necessary to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)     an explanation of the review procedure provided below and the time limits applicable, including a statement of the claimant’s rights to bring a civil action under Section 502(a) of ERISA following an adverse determination on review;

                provided, however, in the event that special circumstances require an extension of time for processing the claim, the Benefits Committee shall provide such claimant with such written statement described above not later than 180 days after receipt of the claimant’s claim, but, in such event, the Benefits Committee shall furnish the claimant, within 90 days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished.

Within 60 days after receipt of a notice of a denial of benefits as provided above, if the claimant disagrees with the denial of benefits, the claimant or his authorized representative must request, in writing, that the Benefits Committee review his claim and may request to appear before the Benefits Committee for such review. In conducting its review, the Benefits Committee shall consider any written statement or other evidence presented by the claimant or his authorized representative in support of his claim. The Benefits Committee shall give the claimant and his authorized representative reasonable access to, and they shall be entitled to receive, upon request and free of charge, copies of, all documents, records, and other information relating to the claim.

Within 60 days after receipt by the Benefits Committee of a written application for review of his claim, the Benefits Committee shall notify the claimant of its decision by delivery or by certified or registered mail to his last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Benefits Committee shall so notify the claimant of its decision not later than 120 days after receipt of such application, but, in such event, the Committee shall furnish the claimant, within 60 days after its receipt of such application, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that its decision will be furnished. The decision of the Benefits Committee shall be in writing and shall include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and shall contain reference to all relevant Plan provisions on which the decision was based, a statement that the claimant, or his authorized representatives, shall have reasonable access to, and be entitled to receive, upon request and free of charge, copies of, all documents, records and other information relevant to the claimant to claim for benefits, and a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA. The decision of the Benefits Committee shall be final and conclusive.

A Participant shall not be entitled to any payments from the trust fund maintained under the Retirement Plan on the basis of any benefits to which he may be entitled under this Plan. All benefits payable under this Plan to or on behalf of Participants who were employed by the Company shall be paid from the general assets of the Company and all benefits payable to or on behalf of the Participants who were employed by any other Employer which has adopted this Plan with the consent of the Company shall be paid from the general assets of such Employer. The Company or such other Employer may, in its sole discretion, establish a separate fund or account to make payment of benefits to a Participant or his beneficiary or beneficiaries hereunder. Whether or not the Company or such other Employer, in its sole discretion, does establish such a fund or account, no Participant, his beneficiary or beneficiaries or any other person shall have, under any circumstances, any interest whatever in any particular property or assets of the Company or of any other Employer by virtue of this Plan, and the rights of the Participant, his beneficiary or beneficiaries or any other person who may claim a right to receive benefits under this Plan shall be no greater than the rights of a general unsecured creditor of the Company or such other Employer.

8.	Actuarial Equivalents

In determining actuarially equivalent values for purposes of this Plan, such reasonable actuarial assumptions (including assumptions as to mortality and interest rates) as are adopted by the Benefits Committee for the purposes of this Plan shall be used.  Such assumptions may, but need not, be the same as the corresponding the purposes of this Plan shall be used.  Such assumptions may, but need not, be the same as the corresponding assumptions used under the Retirement Plan.

9.	Amendment and Termination

The Board of Directors of the Company may at any time or from time to time amend or terminate this Plan in whole or in part; provided, however, the Benefits Oversight Committee of the Company shall also have the authority to amend the Plan to the extent that such amendment (i) is necessary or desirable to comply with legal requirements, (ii) is a non-substantive administrative amendment, or (iii) does not result, alone or in the aggregate with other related amendments, in an estimated annual cost to the Plan of $1 million or more. However, except to the extent necessary to comply with Section 409A of the Code, no amendment or termination of the Plan may adversely affect the rights of any person without his consent if such person (i) is receiving benefits under the Plan, (ii) is entitled to receive benefits under the Plan on account of a prior termination of employment, or (iii) would be entitled to a benefit under the Plan if such person terminated employment immediately prior to the effective date of such amendment or termination. No amendment shall be deemed to adversely affect the rights under the Plan of any person who is in the employment of the Company or other Employer as of the effective date of the amendment merely by reason of the fact that the benefit to which such a Participant would be entitled under the Plan if he had terminated employment immediately prior to the effective date of the amendment is reduced through increased accruals under the Retirement Plan after the effective date of the amendment. Notwithstanding the foregoing, if this Plan should be terminated in whole or in part, the Company or any other Employer which has adopted this Plan, as the case may be, shall be liable for and distribute in a lump sum as soon as practicable after the effective date of termination any benefits accrued under the Plan, or portion thereof being terminated, as of such effective date for Participants who are or have been employed by the Company, or such other Employer, where such accrued benefits shall be the actuarially determinedbenefits as of such date of Plan termination which each Participant or his beneficiary or beneficiaries is receiving under this Plan or, with respect to Participants who are in the employment of the Company or any other Employer which has adopted this Plan on such date, which each such Participant would have received as of such date under this Plan if his employment had terminated as of the effective date of termination of the Plan. Notwithstanding the foregoing, no Post-2004 Accruals may be so distributed upon termination of the Plan in whole or in part except to the extent such acceleration of the time and form of payment is permitted under Section 409A of the Code and the regulations and guidance issued thereunder and, if not so permitted, such amounts shall only be paid as provided in Section 6.

10.	Restriction on Assignment

The benefits provided hereunder are intended for the personal security of persons entitled to payment under this Plan and are not subject in any manner to the debts or other obligations of the persons to whom they are payable. The interest of any Participant or his beneficiary or beneficiaries may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy.

If a Participant or any other person entitled to a benefit under this Plan becomes bankrupt or makes an assignment for the benefit of creditors or in any way suffers a lien or judgment against his personal assets, or in any way attempts to anticipate, alienate, sell, assign, pledge, encumber or charge a benefit, right or account, then such benefit, right or account in the discretion of the Benefits Committee may cease and terminate.

11.	Continued Employment

Nothing contained in this Plan shall be construed as conferring upon an employee the right to continue in the employment of the Company or any other Employer in any capacity or as otherwise affecting the employment relationship.

12	Liability of Benefits Committee

No member of the Benefits Committee shall be liable for any loss unless resulting from his own fraud or willful misconduct, and no member shall be personally liable upon or with respect to any agreement, act, transaction or omission executed, committed or suffered to be committed by himself as a member of the Benefits Committee or by any other member, agent, representative or employee of the Benefits Committee. The Benefits Committee and any individual member of the Benefits Committee and any agent thereof shall be fully protected in relying upon the advice of the following professional consultants or advisors employed by the Company or the Benefits Committee: any attorney insofar as legal matters are concerned, any accountant insofar as accounting matters are concerned, and any actuary insofar as actuarial matters are concerned.

13.	Indemnification

The Company hereby indemnifies and agrees to hold harmless the members of the Benefits Committee and all directors, officers, and employees of the Company and of any other Employer which has adopted this Plan against any and all parties whomsoever, and all losses therefrom, including without limitation, costs of defense and attorneys’ fees, based upon or arising out of any act or omission relating to, or in connection with this Plan other than losses resulting from such person’s fraud or willful misconduct.

14.	Termination of Service for Dishonesty

If a Participant’s service with the Company or other Employer participating in this Plan, is terminated because of dishonest conduct injurious to the Company or such other Employer, or if dishonest conduct injurious to the Company or such other Employer committed by a Participant is determined by the Company during the lifetime of the Participant and within one year after his service with the Company or such other Employer is terminated, the Benefits Committee may terminate such a Participant’s interest and benefits under this Plan, in which case such interest and benefits shall be immediately forfeited.

The dishonest conduct injurious to the Company or any other Employer participating in this Plan committed by a Participant shall be determined and decided by the Benefits Committee only after a full investigation of such alleged dishonest conduct and an opportunity has been given the Participant to appear before the Benefits Committee to present his case. The decision made by the Benefits Committee in such cases shall be final and binding on all Participants and other persons affected by such decision.

15.	Binding on Employer, Participants and Their Successors

This Plan shall be binding upon and inure to the benefit of the Company and to any other Employers participating in this Plan, their successors and assigns and the Participant and his heirs, executors, administrators, and duly appointed legal representatives.

16.	Rights of Affiliates to Participate

Any Employer participating in the Retirement Plan may adopt this Plan with the consent of the Company provided the proper action is taken by the board of directors or other governing body of such Employer. Upon such adoption, such Employer shall become an “Employer” for purposes of this Plan. Notwithstanding the foregoing, if an Employer that has adopted the Plan ceases to be an Employer participating in the Retirement Plan, Participants employed by such Employer shall cease to accrue any further benefits under the Plan after such date, but any benefits accrued as of such date shall be payable by the Employer to its Participants subject and pursuant to the terms of the Plan. The administrative powers and control of the Company, as provided in this Plan, shall not be deemed diminished under this Plan by reason of the participation of any other Employer and the administrative powers and control granted hereunder to the Benefits Committee shall be binding upon any Employer adopting this Plan. Each Employer adopting this Plan shall have the obligation to pay the benefits to its Participants who were in its employment hereunder and no other Employer shall have such obligation and any failure by a particular Employer to live up to its obligations under this Plan shall have no effect on any other Employer. Any Employer as to itself may terminate this Plan at any time by proper action of its board of directors or other governing body, subject to the provisions of Section 9.

17.	Law Governing

This Plan shall be construed in accordance with and governed by the laws of the State of Oklahoma to the extent not preempted by ERISA.

18.	Effective Date

This Plan, as herein amended and restated, shall be effective January 1, 2005, with respect to payments made to or on behalf of Participants on and after such date.

19.	Facility of Payment

Whenever and as often as any person is entitled to payments under the Plan shall be under a legal disability or, in the sole judgment of the Benefits Committee, shall otherwise be unable to apply such payments to his own best interest and advantage, the Benefits Committee, in the exercise of its discretion may direct all or any portion of such payments to be made in any one or more of the following ways: (i) directly to him; (ii) to his legal guardian or conservator; or (iii) to his spouse or to any other person, to be expended for his benefit; and the decision of the Benefits Committee shall in each case be final and binding upon all persons in interest.

20.	Timing of Payments for Purposes of Section 409A.

Notwithstanding any provision of the Plan to the contrary, a distribution of a Participant’s Post-2004 Accruals to be made as of a specified date in Section 6 or as soon as practicable thereafter shall in no event be made later than the last day of the calendar year in which such date occurs or, if later and provided the Participant or other recipient is not permitted, directly or indirectly, to designate the year in which the distribution is made, by the 15th day of the third calendar month following the specified date. In addition, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Participant or his or her estate, a payment will be treated as made on the specified date for purposes of Code Section 409A if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable.

22.	Tax Penalty Avoidance.

The provisions of this Plan are not intended, and should not be construed to be legal, business or tax advice. The Company, Participants and any other party having any interest herein are hereby informed that the U.S. federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Code or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

23.	Section 409A Compliance.

To the extent applicable, it is intended that this Plan be in full compliance with the provisions of Section 409A of the Code. The Plan shall be interpreted, construed and administered in a manner consistent with this intent.

IN WITNESS WHEREOF, OGE ENERGY CORP. has caused this instrument to be executed in its name by its duly authorized officer on this 17th day of April, 2008.

                                                  OGE ENERGY CORP.

By:/s/ Peter B. Delaney
Chairman, President and Chief Executive Officer